                                                                       EXHIBIT 1

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998 TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST


                               Table of Contents
                               -----------------

Report of Independent Public Accountants                                                                     1

Statements of Net Assets Available for Benefits as of December 31, 1999 and 1998                             2

Statements of Changes in Net Assets Available for Benefits
        for the Years Ended December 31, 1999 and 1998                                                       3

Notes to Financial Statements                                                                                4

Supplemental Schedules:

              Schedule I     Schedule H Line 4i - Schedule of Assets Held for Investment
                             Purposes as of December 31, 1999                                                9

              Schedule II    Schedule H Line 4j - Schedule of Reportable Transactions for the
                             Year Ended December 31, 1999                                                   10

                     [LETTERHEAD OF MAH & ASSOCIATES, LLP]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Employee Benefit Committee of PG&E Corporation,
PG&E Gas Transmission, Northwest Corporation and Participants in the PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-Management Employees and Trust:

We have audited the accompanying statement of net assets available for benefits of PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-Management Employees and Trust (the Plan) as of December 31, 1999, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

The financial statements and supplemental schedules of the Plan as of December 31, 1998, were audited by other auditors whose report dated April 16, 1999, issued an unqualified opinion on those statements and supplemental schedules.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999, and the changes in its net assets available for benefits for the year then ended, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                        /s/ Mah & Associates, llp


San Francisco, California,
May 18, 2000

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST

                Statements of Net Assets Available for Benefits
                       as of December 31, 1999 and 1998

                                                                                   1999                 1998
                                                                               ------------         ------------
ASSETS:
              Investments:
                    Investments at Fair Value                                  $ 10,941,184         $ 11,152,700
                    Participant Loans                                               231,119              147,600
                                                                               ------------         ------------
                             Total Investments                                   11,172,303           11,300,300

              Contributions Receivable                                               20,014               10,976
                                                                               ------------         ------------
                             TOTAL ASSETS                                        11,192,317           11,311,276
                                                                               ------------         ------------
LIABILITIES:                                                                              -                    -
                                                                               ------------         ------------

NET ASSETS AVAILABLE FOR BENEFITS                                              $ 11,192,317         $ 11,311,276
                                                                               ============         ============

   The accompanying notes are an integral part of these Financial Statements.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST

          Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 1999 and 1998

                                                                                   1999                  1998
                                                                               ------------         -------------
INCREASE IN NET ASSETS:
              Employer Contributions                                            $   122,283           $   130,728
              Employee Contributions                                                467,942               486,016
              Employee Rollovers                                                      -                    22,902
              Interest and Dividend Income                                          405,885               330,855
              Net Appreciation in Fair Value of Investments                         342,022               850,618
                                                                               ------------         -------------
                             TOTAL INCREASE                                       1,338,132             1,821,119
                                                                               ------------         -------------

DECREASE IN NET ASSETS:
              Benefits Paid to Participants                                       1,456,731             1,899,127
              Administrative Expenses                                                   360                    -
                                                                               ------------         -------------

                             TOTAL DECREASE                                       1,457,091             1,899,127
                                                                               ------------         -------------

NET (DECREASE) DURING THE YEAR                                                     (118,959)              (78,008)

NET ASSETS AVAILABLE FOR BENEFITS:
              BEGINNING OF YEAR                                                  11,311,276            11,389,284
                                                                               ------------         -------------
              END OF YEAR                                                      $ 11,192,317         $  11,311,276
                                                                               ============         =============

   The accompanying note are an integral part of these Financial Statements.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST

                         Notes to Financial Statements
                          December 31, 1999 and 1998


(1) DESCRIPTION OF PLAN
-----------------------

The following description of the PG&E Gas Transmission, Northwest Corporation Savings Fund Plan for Non-management Employees and Trust (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information regarding the Plan's provisions.

General
-------

The Plan is intended to constitute a qualified profit sharing plan, as described in Code Section 401(a), which includes a qualified cash or deferred arrangement, as described in Code Section 401(k). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

The Board of Directors of PG&E Corporation (the Corporation), the parent company of PG&E Gas Transmission, Northwest Corporation (the Company), established the Employee Benefit Committee (EBC) to have oversight over the financial management of affiliated company funded employee benefit plans. The Company provides administrative support to handle the day-to-day administration. The EBC reserves express authority over all financial and administrative decision making on behalf of the Plan. The EBC retains Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) as the Trustee of the Plan.

Eligibility
-----------

Employees are eligible to participate in the Plan if the employee is classified as a bargaining unit employee of the Sponsor. Each eligible employee becomes eligible to participate on the first day of the next payroll period after the date they complete a 12-month period of employment.

Contributions
-------------

Participating employees may elect to contribute from 1 to 16 percent of their annual base salary ("Annual Base Salary") on a pre-tax or after-tax basis through payroll deductions. The Annual Base Salary for purposes of the Plan is limited by the Internal Revenue Code (the Code) to $160,000 for 1999 and 1998. Participants may also rollover amounts representing distributions from other qualified contribution plans. Pre-tax contributions are not subject to federal or state income tax until withdrawn or distributed from the Plan.

As provided by the Code, pretax employee contributions may not exceed $10,000 for 1999 and 1998, and total contributions to a participant's account may not exceed the lesser of 25% of compensation or $30,000 for each year.

The Company matches contributions in an amount equal to 50% of each participant's elective contribution, up to 6% of the participant's base pay, as defined by the Plan.

Participant Accounts
--------------------

Individual accounts are maintained for each of the Plan's participants and each account is credited with their elective contribution, the Company's matching contribution and an allocation of the Plan's net earnings and administrative expenses. Allocations are based on participant account balances, as defined.

Vesting
-------

Employee elective contributions, Company matching contributions, and the accumulated earnings thereon are 100% vested at all times.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST

                         Notes to Financial Statements
                          December 31, 1999 and 1998


(1) Description of Plan (cont.)
-------------------------------

Investment Options
------------------

Individual participants designate the way in which their contributions and employer contributions are invested and may change their investment designation at any time. The following investment funds were available to the participants as of December 31, 1999 and 1998:

     . PG&E Corporation Stock Fund - This Fund is designed to provide participants with an opportunity to own part of PG&E Corporation and share in the investment performance of PG&E Corporation stock, while holding an appropriate level (approximately one to five percent) of short-term investments to meet daily liquidity requirements.

     . Asset Allocation Fund - This fund is a balanced fund which invests in a mix of common stocks, long-term U.S. Treasury bonds and money market instruments.

     . S&P 500 Stock Fund - This growth and income fund invests in the same stocks at approximately the same percentages as the S&P 500 Index.

     . U.S. Treasury Allocation Fund - This fund invests in long-term U.S. Treasury bonds with maturities of 20 years or more, intermediate-term U.S. Treasury notes with maturities of five to seven years, and short-term (91-day) U.S. Treasury bills.

     . LifePath Funds - These five diversified funds are designed to meet long-term investment goals based on various time horizons. Each fund invests in a changing mix of up to 17 U.S. and international asset classes, including stocks and bonds from virtually every major marketplace.

     . Money Market Fund - The fund invests in several investment grade instruments, including U.S. government and agency obligations, fixed time deposits, bankers' acceptances, bank obligations, short-term corporate debt instruments, repurchase agreements and unsecured loan participations. The maturities for these instruments are generally less than three months.

     . Guardian Trust Fund - This fund is a growth and income fund which invests in a well diversified mix of common stocks of established, high-quality companies considered to be under-valued when compared to stocks of similar companies.

     . Foreign Fund - The assets held by this fund are widely diversified throughout the world. The allocation is adjusted by the portfolio managers in response to varying market conditions. International investing has significant growth potential, but is subject to risks associated with market conditions, currency exchange rates and political climates.


During 1998, the PG&E Corporation Stock Fund (the PG&E Stock Fund) was frozen and was not an investment option available to participants. Therefore, the activity in the PG&E Stock Fund during 1998 was limited to the payment of benefits, loan disbursements, and transfers out of the PG&E Stock Fund into other investment options offered by the Plan until December 31, 1998, at which time the PG&E Stock Fund was made available as an investment option to participants.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST

                         Notes to Financial Statements
                          December 31, 1999 and 1998


(1) Description of Plan (cont.)
-------------------------------

Participant Loans
-----------------

Participants may borrow from their account balance a minimum of $1,000 and a maximum equal to the lesser of $50,000 or 50 percent of their account balance. As these loans are repaid by the participant, the proceeds, including interest, are returned to the participant's account. Loans are repayable through payroll deductions over periods ranging up to 5 years or up to 15 years for the purchase of a primary residence. The interest rate is determined by the plan administrator commensurate with prevailing interest rates. During 1999, the interest rate charged on participant loans was equal to the Trustee's prime rate plus 2%. Interest rates on outstanding loans range from 9% to 11%. These loans will mature from 2000 to 2014.

Benefits
--------

Upon termination of service, death, disability or retirement, a participant may elect to receive an amount equal to the value of the participant's vested interest in their account. The form of payment is a single lump-sum distribution, a portion paid in a lump sum and the remainder paid later, or an annuity to be paid in monthly installments.

Withdrawals
-----------

Except upon death, total disability, termination or retirement, withdrawal of participant balances requires approval of the Trustee and Plan Administrator. In-service withdrawals and hardship withdrawals are permitted.

Administrative Expenses
-----------------------

The Company pays certain costs of administering the Plan, including fees and expenses of the Trustee management fees. Investment management fees are paid by participants. The fees paid by participants reduce the investment return reported and credited to participants.

Plan Termination
----------------

The Corporation's Board of Directors reserves the right to amend or terminate the Plan at any time subject to provisions of ERISA. In the event of the Plan's termination, participants will receive full payment of the balance in their accounts. No plan assets may revert to the Company or the Corporation.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

Basis of Accounting and Use of Estimates
----------------------------------------

The accompanying financial statements are prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the accompanying financial statements, exhibits, schedules and disclosures. Actual results could differ from those estimates.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST

                         Notes to Financial Statements
                          December 31, 1999 and 1998


(2) Summary of Significant Accounting Policies (cont.)
------------------------------------------------------

Investment Valuation and Income Recognition
-------------------------------------------

Investments of the Plan are stated at fair value. Fair value for shares is determined by quoted prices in an active market. Participant notes receivable are valued at cost which approximates fair value.

Interest income is recognized as it is earned and dividends are recorded on the ex-dividend date.

Net appreciation (depreciation) in fair value of investments consists of the net change in unrealized appreciation (depreciation) during the year on investments held at the end of the year and the realized gain or loss on the sale of investments during the year.

Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the average cost basis.

Payment of Benefits
-------------------
Benefit payments to participants are recorded upon distribution.

Adoption of Accounting Pronouncement
------------------------------------

The Accounting Standards Executive Committee issued the Statement of Position 99-3 ("SOP 99-3") "Accounting For and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters", which eliminates the requirement for a defined contribution plan to disclose participant directed investment programs. The Plan has adopted SOP 99-3 for the year ended December 31, 1999. Accordingly, the 1999 financial statements are not accompanied by exhibits of participant directed fund investment program disclosures required prior to the adoption of SOP 99-3.

(3)  INVESTMENTS
----------------

General
-------

Each investment fund is managed by the Trustee or an investment manager, which has discretionary investment authority over the funds. Although the EBC is responsible for the selection of the Plan's investment funds, neither the Company nor the Corporation is involved in their day-to-day investment operations.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST

                         Notes to Financial Statements
                          December 31, 1999 and 1998


(3) Investments (cont.)
-----------------------

Fund Information
----------------

Total investments were comprised of the following balances as of December 31, 1999 and 1998:

                                                       December 31, 1999          December 31, 1998
                                                       -----------------          -----------------

PG&E Corporation Stock Fund                             $    1,011,624  *        $     1,638,845  *
Asset Allocation Fund                                          664,944  *                728,387  *
S&P 500 Stock Fund                                           2,831,637  *              3,297,396  *
U.S. Treasury Allocation Fund                                  631,742  *                342,376
LifePath Fund 2000                                             555,589                   522,392
LifePath Fund 2010                                             304,295                   301,377
LifePath Fund 2020                                             414,345                   297,281
LifePath Fund 2030                                             147,259                    83,555
LifePath Fund 2040                                             239,033                   307,503
Money Market Fund                                            2,206,986  *                899,042  *
Guardian Trust Fund                                          1,697,439  *              2,319,384  *
Foreign Fund                                                   236,291                   415,162
                                                        --------------           ---------------
         Investments at Fair Value                          10,941,184                11,152,700
Participant Loans                                              231,119                   147,600
                                                        --------------           ---------------
                    TOTAL INVESTMENTS                   $   11,172,303           $    11,300,300
                                                        --------------           ---------------

     * Investment funds representing 5% or more of the Plan's net assets as of December 31, 1999 and 1998.

Financial Investments with Off-Balance Sheet Risk
-------------------------------------------------

The EBC has adopted a "Position Statement on Risk Management and the Use of Derivatives" which applies to the Plan. This statement recognizes that derivatives may be used by the Plan's investment managers to achieve their investment objectives. However, the Plan assets will not be exposed to risks through derivatives that would be inappropriate in their absence. At December 31, 1999 and 1998, the Plan held no direct investments in derivatives.

(4)  TAX STATUS
 --------------

The Internal Revenue Service has determined and informed the Company by letter dated September 9, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan's administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION         Schedule 1
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST

                                EIN 94-1512922
                                   PLAN 006

     Schedule H Line 4i - Schedule of Assets Held for Investment Purposes
                            As of December 31, 1999


                                              Description of Investment,
      Identity of Issues,                        Including Number of
      Borrower, Lessor or                         Units, Maturity,                                   Current
        Similar Party                                and Yield                         Cost           Value
-------------------------------- ------------------------------------------------------------- ------------------
                                  Employer Custom Funds:
                                  ----------------------
* PG&E Corporation                  PG&E Corporation Stock Fund (89,603.5606)        1,107,390         1,011,624

                                  Collective Investment Funds:
                                  ----------------------------
*Barclays Global Investors, N.A.    Asset Allocation Fund (18,257.6505)            $   548,195       $   664,944
*Barclays Global Investors, N.A.    S & P 500 Stock Fund (49,712.7318)               2,110,988         2,831,637
*Barclays Global Investors, N.A.    U.S. Treasury Allocation Fund (33,496.3987)        616,391           631,742
*Barclays Global Investors, N.A.    LifePath Fund 2000 (36,336.7665)                   450,094           555,589
*Barclays Global Investors, N.A.    LifePath Fund 2010 (16,032.4129)                   246,862           304,295
*Barclays Global Investors, N.A.    LifePath Fund 2020 (18,514.0457)                   327,214           414,345
*Barclays Global Investors, N.A.    LifePath Fund 2030 (5,892.7274)                    106,494           147,259
*Barclays Global Investors, N.A.    LifePath Fund 2040 (8,381.2229)                    174,112           239,033
*Barclays Global Investors, N.A.    Money Market Fund (2,206,986.2500)               2,206,986         2,206,986

                                  Mutual Funds:
                                  -------------
   Neuberger & Berman               Guardian Trust Fund (120,045.1873)               1,739,562         1,697,439
   Templeton                        Foreign Fund (21,059.7903)                         207,998           236,291

*  Plan Participants              Participant Loans:
                                  ------------------
                                    (interest rates from 9% to 11.00%
                                    annually, maturity dates from
                                    8/11/00 through 4/24/13)                           231,119           231,119

                                                                                   ------------------------------
                                    Total Assets Held for Investment Purposes      $10,073,405       $10,160,679
                                                                                   ==============================

* Represents a party-in-interest as defined by ERISA.

                 PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
           SAVINGS FUND PLAN FOR NON-MANAGEMENT EMPLOYEES AND TRUST  Schedule II

                                EIN 94-1512922
                                   Plan 006

           Schedule H Line 4j - Schedule of Reportable Transactions
                     For the Year Ended December 31, 1999


                                                           Purchases                                    Sales
                                                  ------------------------------ --------------------------------------------------
    Identity of                                         Number of     Purchase      Number of     Cost of   Selling     Net Gain
  Party Involved           Description of Asset       Transactions     Price      Transactions     Asset     Price      or (Loss)
--------------------    ------------------------------------------- ------------ -------------- ----------------------- -----------

                         Collective Investment Funds:
                         ----------------------------
*Barclays Global
Investors, N.A.             Asset Allocation Fund          99        $  369,769         47      $  394,248  $  491,357  $  97,109
*Barclays Global
Investors, N.A.             S & P 500 Stock Fund          123         1,186,672         77       1,754,034   2,235,323    481,289
*Barclays Global
Investors, N.A.               Money Market Fund            90         3,950,161         32       2,642,399   2,642,399        -


                         Mutual Funds:
                         -------------
Neuberger & Berman Trust    Guardian Trust Fund           101        $  585,674         66      $  902,199  $1,104,417  $202,218
Templeton                   Foreign Fund                   92        $  151,417         36      $  432,024  $  435,610  $  3,586

* Represents a party-in-interest as defined by ERISA.

                                      10